Exhibit 99.1

Ironclad Performance Wear Reports Third Quarter 2009 and Year-to-Date 2009 Results

Company Achieves Quarterly Profit with Net Sales Increasing 16.5% Year-Over-Year

LOS ANGELES, CA – November 11, 2009 - Ironclad Performance Wear Corporation (ICPW.OB), a leader in high-performance gloves and apparel, today announced financial results for the three months and nine months ended September 30, 2009.

2009 Results
Net sales decreased 11.6% for the third quarter of 2009 to $3.60 million, compared to net sales of $4.07 million in the prior year period. This decrease is the result of special promotions in the prior year that were not available in the current period or whose timing shifted to the fourth quarter in 2009.   However, for the nine months ended September 30, 2009, net sales increased 16.5% to $9.20 million, compared to net sales of $7.89 million in the prior year period.  This increase is due to continued strength in Ironclad’s industrial/safety sales channel, as well as increased international sales.

Ironclad’s third quarter 2009 gross margin increased slightly to 38.7% versus 38.4% in the prior year period.  Gross margin for the nine months ended September 30, 2009 decreased to 37.9% from 39.6% in the prior year period.  This decrease in year-to-date gross margin is the result of prior year extraordinary adjustments incurred in the first quarter of 2009.

Operating expenses decreased by $130,000 during the third quarter of 2009 to $1.36 million, compared to $1.49 million in the prior year period.  For the nine months ended September 30, 2009, operating expenses decreased by $980,000 to $4.18 million from $5.16 million in the prior year period. These savings are a direct result of a continuing focus throughout the Company on cost containment and control, as well as a rationalization of general operating expenses to match sales.

Third quarter net income increased to $9,434 compared to a net loss of $40,923 in the prior year period. For the nine months ended September 30, 2009, net loss decreased $1.44 million to $770,000 from $2.21 million in the prior year period.  This significant reduction in net loss in the third quarter of 2009 is a reflection of Ironclad’s on-going efforts toward achieving operating income break-even in 2009 and building a sustainably profitable business in 2010 and beyond.

Basic and diluted net profit per share for the third quarter of 2009 were $0.00 on a weighted average common shares outstanding of 72.95 million, compared to a net loss of $(0.00) on a weighted average common shares outstanding of 42.46 million in the prior year period. For the nine months ended September 30, 2009 basic and diluted net loss per share were $(0.01) on a weighted average common shares outstanding of 68.98 million, compared to $(0.06) on a weighted average common shares outstanding of 39.55 million in the prior year.

"Ironclad continues to see growth through its industrial/safety channels, and particularly within the energy sector through the Company’s KONG™ line of safety gloves," said Scott Jarus, Chairman and CEO of Ironclad Performance Wear.  "Ironclad is helping re-define what hand protection can and should be for industrial users, first-responders and do-it-yourself consumers.”

Balance Sheet Highlights
Cash at September 30, 2009, was $212,240 compared to $215,203 at December 31, 2008.  Inventory and deposits on inventory were $5.17 million at September 30, 2009, compared to $3.40 million at the prior year end, primarily reflecting a planned increase in inventory on-hand and in-transit to support our busiest build & ship season.  Net working capital at September 30, 2009, was $3.20 million compared to $2.04 million at December 31, 2008.  Ironclad had $1.43 million outstanding on its line of credit as of September 30, 2009, compared to $1.60 million at December 31, 2008.  Warrant liability as of September 30, 2009 was $5,180 compared to $2,097 on December 31, 2008.

Outlook for Full-Year 2009
Ironclad has not previously provided financial guidance for 2009, except to say that the Company has set a goal to achieve break-even (operating net income less all non-cash expenses) for the year.  Based upon the results to-date, combined with the Company’s fourth quarter projections, it is the Company’s expectation that it will achieve or come very close to achieving this financial goal for 2009.

Mr. Jarus added, “Despite harrowing financial conditions around the world, Ironclad continues to experience increasing interest and sales of its high-quality task-specific glove products.  These include significant new customers and co-branded licensing opportunities, such as the 5.11 Tactical relationship recently announced.  As a result, we believe that the Company has reached an inflection point which sets the stage for a profitable year in 2010."

Third Quarter 2009 Financial Results Conference Call
Ironclad Performance Wear will hold its third quarter 2009 financial results conference call on Wednesday, November 11, 2009 at 1:30 p.m. Pacific Time (4:30 p.m. Eastern Time).  To participate in the conference call, interested parties should dial (877) 941-1492 ten minutes prior to the call. International callers should dial +1 (480) 629-9666.  If you are unable to participate in the live call, a replay will be available from November 11, 2009 at 4:30pm Pacific Time through 9:00pm Pacific Time on Wednesday, November 25, 2009.  To access the replay, dial (800) 406-7325 (passcode: 4181177).  International callers should dial +1 (303) 590-3030 and use the same passcode.

In addition, the conference call will also be broadcast live over the Internet and can be accessed at www.ironclad.com.  For those unable to participate during the live broadcast, the Webcast will be archived on this site through November 25, 2009.

About Ironclad Performance Wear Corporation
Ironclad, which created the performance work glove category in 1998, continues to leverage its leadership position in the construction and industrial/safety markets through the development and introduction of specialized task-specific gloves for industries such as oil & gas exploration and automotive. With its focus on innovation, design, advanced material science and durability, Ironclad engineers, manufactures, and sells a comprehensive line of task-specific gloves and performance-fabric apparel. Ironclad's products are available at hardware stores, home centers, industrial suppliers, lumberyards, and sporting goods retailers nationwide, as well as through authorized distributors worldwide.

For more information on Ironclad, please visit www.ironclad.com.

Information about Forward-Looking Statements
This release contains "forward-looking statements" that include information relating to future events and future financial and operating performance. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which that performance or those results will be achieved. Forward-looking statements are based on information available at the time they are made and/or management's good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause these differences include, but are not limited to: fluctuations in demand for Ironclad's products, the introduction of new products, Ironclad's ability to maintain customer and strategic business relationships, the impact of competitive products and pricing, growth in targeted markets, the adequacy of Ironclad's liquidity and financial strength to support its growth, and other information that may be detailed from time to time in Ironclad's filings with the United States Securities and Exchange Commission. Examples of such forward looking statements in this release include statements regarding achievement of financial goals for 2009, increasing interest and sales of Ironclad’s products, opportunities presented by new customers and the 5.11 licensing relationship and Ironclad’s profitability in 2010.  For a more detailed description of the risk factors and uncertainties affecting Ironclad, please refer to the Company's recent Securities and Exchange Commission filings, which are available at www.sec.gov. Ironclad undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts
Scott Jarus, CEO
(310) 643-7800 x120

Chris Miller, Director of Marketing
(310) 643-7800 x127

Ironclad Performance Wear Corp.
CONSOLIDATED BALANCE SHEETS

	September 30, 2009	December 31, 2008
ASSETS
Current Assets
Cash and cash equivalents	$212,240	$215,203
Accounts receivable net of allowance for doubtful accounts of $100,000 and $60,000	1,285,914	1,705,435
Inventory	5,170,306	3,404,567
Prepaid and other	156,829	115,400

Total current assets	6,825,289	5,440,605

Property, Plant and equipment
Computer equipment and software	211,303	200,932
Vehicle	43,680	43,680
Office equipment and furniture	138,256	143,478
Leasehold improvements	36,935	36,934
Less: accumulated amortization	(316,563)	(252,650)

Total property, plant and equipment	113,611	172,374

Trademarks, net of accumulated amortization of $17,660 and $14,073	90,725	94,312
Deposits	11,354	11,354

Total Assets	$7,040,979	$5,718,645

LIABILITIES & STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable and accrued expenses	$2,191,707	$1,799,020
Line of credit	1,432,783	1,599,300
Current portion of captial lease	-	-

Total current liabilities	3,624,490	3,398,320

Long Term Liabilities
Fair value of warrant liability	5,180	2,097

Total Liabilities	3,629,670	3,400,417

Stockholder's Equity

Common stock, $.001 par value; 172,744,750 shares authorized; 72,951,183 and 42,803,487 shares issued and outstanding	72,951	42,804
Additional paid In capital	17,756,411	15,922,832
Accumulated deficit	(14,418,053)	(13,647,408)

Total Stockholders' Equity	3,411,309	2,318,228

Total Liabilities & Stockholders' Equity	$7,040,979	$5,718,645

Ironclad Performance Wear Corp.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended September 30, 2009	Three Months Ended September 30, 2008	Nine Months Ended September 30, 2009	Nine Months Ended September 30, 2008
REVENUES
Net sales	$3,598,337	$4,072,693	$9,198,240	$7,893,012

COST OF SALES
Cost of sales	2,207,114	2,507,250	5,712,301	4,769,139

GROSS PROFIT	1,391,223	1,565,443	3,485,939	3,123,873

OPERATING EXPENSES
General and administrative	558,622	602,103	1,642,542	1,902,620
Sales and marketing	587,275	619,693	1,830,368	2,325,230
Research and development	54,866	88,613	198,558	297,479
Purchasing, warehousing and distribution	139,607	156,899	440,668	561,674
Depreciation and amortization	22,130	24,895	67,810	73,713

Total Operating Expenses	1,362,500	1,492,203	4,179,946	5,160,716

INCOME (LOSS) FROM OPERATIONS	28,723	73,240	(694,007)	(2,036,843)

OTHER INCOME (EXPENSE)
Interest expense	(18,315)	(72,674)	(61,375)	(132,402)
Interest income	6	49	473	4,590
Change in fair value of warrant liability	520	-	(3,083)	-
Other income(expense), net	(1,500)	(43,814)	6,477	(46,520)
Unrealized gain (loss) on financings activities	-	-	-	(1,515)
Litigation settlement	-	-	(17,183)	-
Loss on disposition of equipment	-	-	(480)	-

Total Other Income(Expense), Net	(19,289)	(116,439)	(75,171)	(175,847)

NET INCOME (LOSS) BEFORE INCOME TAXES	9,434	(43,199)	(769,178)	(2,212,690)

PROVISION FOR (BENEFIT FROM) INCOME TAXES	-	(2,276)	1,466	(1,466)

NET INCOME (LOSS)	$9,434	$(40,923)	$(770,644)	$(2,211,224)

BASIC AND DILUTED NET LOSS PER COMMON SHARE	$0.00	$(0.00)	$(0.01)	$(0.06)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING	72,951,183	42,464,504	68,975,664	39,546,712